Exhibit 21

DEVON ENERGY CORPORATION

List of Subsidiaries1 as of December 31, 2019

1.	Devon Energy Corporation (Oklahoma), an Oklahoma corporation
2.	Devon OEI Holdings, L.L.C., a Delaware limited liability company
3.	Devon OEI Operating, L.L.C., a Delaware limited liability company
4.	Devon Energy Production Company, L.P., an Oklahoma limited partnership
5.	Devon Financing Company, L.L.C., a Delaware limited liability company
6.	Devon Canada Corporation, an Alberta corporation
7.	Devon Gas Co., L.L.C., a Delaware limited liability company
8.	Devon Gas Services, L.P., a Texas limited partnership
9.	Devon Energy International, L.L.C., a Delaware limited liability company
10.	Devon Headquarters, L.L.C., an Oklahoma limited liability company

[1]

The names of certain subsidiaries have been omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this report, as defined under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).